Exhibit 11

                                 MASCOTECH, INC.
                    Computation of Earnings Per Common Share
                            Primary and Fully Diluted
                     (In thousands except per share amounts)

                                                             Three Months Ended
                                                                  March 31,
                                                               1995        1994
PRIMARY:
  Net income                                                 $13,460     $26,300
  Preferred stock dividends                                    3,240       3,240
  Net income attributable to common stock                     10,220      23,060
  Add convertible preferred stock dividends                     --  (A)    3,240
  Add after tax interest expense reduction on
    conversion of stock options and warrants                     300        --
  Earnings attributable to common stock
    for computing primary earnings per
      share, as adjusted                                     $10,520     $26,300

  Weighted average number of common shares
    outstanding during each period                            56,610      60,610
  Addition from assumed exercise of stock
    options and warrants                                       2,330       6,440
  Addition from assumed conversion of
    preferred stock                                             --  (A)   10,540
Weighted average number of common shares
    and equivalents outstanding during each
    period--without dilution                                  58,940      77,590

  Primary earnings per common and common
    equivalent share                                           $ .18       $ .34

FULLY DILUTED:
  Net income                                                 $13,460     $26,300
  Preferred stock dividends                                    3,240       3,240
  Net income attributable to common stock                     10,220      23,060
  Add after-tax convertible debenture
    related expenses                                            --  (A)    2,040
  Add convertible preferred stock dividends                     --  (A)    3,240
  Add interest reduction on conversion of
    stock options and warrants                                   300        --
  Earnings attributable to common
    stock, as adjusted                                       $10,520     $28,340

  Weighted average number of common shares
    outstanding during each period                            56,610      60,610
  Addition from assumed conversion of
    convertible debentures as of the issue date                 --  (A)    9,650
  Addition from assumed exercise of stock
    options and warrants                                       2,330       6,440
  Addition from assumed conversion of
    preferred stock                                             --  (A)   10,800
  Weighted average number of common shares and
    equivalents outstanding during each period
    --fully diluted basis                                     58,940      87,500

  Fully diluted earnings per common and common
    equivalent share                                           $ .18       $ .32


      Earnings per common share for the quarter ended March 31, 1995 was computed based on the modified treasury stock method which results in an assumed interest expense reduction and incremental shares based on assumed conversion of all stock options and warrants and, in 1994, on the treasury stock method.

      (A)  Anti-dilutive in 1995.